Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2014 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), November 4, 2014 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
Operating loss (1) per diluted share(2)	$(0.01)	Operating income(1) per diluted share(2)	$0.81
Net income per diluted share(2)	$0.01	Net income per diluted share(2)	$0.95
Net realized investment gains per share(2)	$0.02	Net realized investment gains per share(2)	$0.14
GAAP combined ratio	107.4%	GAAP combined ratio	103.0%
		Book value per share	$32.26
		Return on equity(3)	4.1%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating loss(1) of $0.01 per diluted share for the three-month period ended September 30, 2014 (the "third quarter") and operating income(1) of $0.81 per diluted share for the nine-month period ended September 30, 2014 ("year-to-date"), compared to operating income of $0.42 and $1.76 per diluted share, respectively, for the same periods in 2013.

The Company reported consolidated net income, including net realized investment gains and losses, of $0.3 million ($0.01 per diluted share) for the third quarter and consolidated net income of $24.3 million ($0.95 per diluted share) year-to-date, compared to consolidated net income of $11.7 million ($0.45 per diluted share) and $49.6 million ($1.94 per diluted share), respectively, for the same periods in 2013.

“Year-to-date results were driven by significant large losses; catastrophe losses; and to a lesser extent, deterioration in our personal lines,” stated Randy A. Ramlo, President and Chief Executive Officer. “I think it is safe to say that so far, 2014 has been disappointing.”

“Entering 2014, we had recorded improved core underwriting results for the previous four consecutive years and we have received overall rate increases for 12 consecutive quarters,” continued Ramlo. “We continue to diversify our book of business by writing more property coverage outside the Midwest and Gulf Coast regions. We continue to see improvement in all major lines of business except our commercial property line and our personal lines. Even so, the significant increase in both frequency and severity in 2014 due to a higher number of large losses and wide-spread convective storms throughout the U.S. during the first half of the year has been enough to hurt our results. It is important to note, however, that frequency was flat or slightly improved when catastrophe losses were excluded."

___________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

The Company recognized consolidated net realized investment gains of $0.9 million during the third quarter and $5.8 million year-to-date, compared to consolidated net realized investment gains of $1.2 million and $7.3 million, respectively, for the same periods in 2013.

Consolidated net investment income was $22.8 million for the third quarter, a decrease of 16.3 percent, as compared to net investment income of $27.3 million for the same period in 2013. Year-to-date, consolidated net investment income was $77.2 million, a decrease of 6.7 percent, as compared to net investment income of $82.8 million for the same period in 2013. The quarterly and year-to-date decreases are primarily due to changes in the value of our investments in limited liability partnerships, which are recorded on the equity method of accounting. Because the equity method of accounting is based on changing market conditions, the results can be volatile from period to period. Secondarily, these decreases are the result of the decline in the reinvestment interest rates from the continued low interest rate environment.

Consolidated net unrealized investment gains, net of tax, totaled $139.2 million as of September 30, 2014, an increase of $22.6 million or 19.3 percent from December 31, 2013. The increase in net unrealized investment gains resulted from an increase in the fair value of the fixed maturity investment portfolio as a result of interest rate declines at September 30, 2014 and, to a lesser extent, an increase in the fair value of our equity investment portfolio due to overall equity market improvement.

Total consolidated assets as of September 30, 2014 were $3.8 billion, which included $3.1 billion of invested assets. The Company's book value per share was $32.26, which is an increase of $1.39 per share or 4.5 percent from December 31, 2013 and is primarily attributed to net income of $24.3 million and an increase in net unrealized investment gains of $22.6 million, net of tax, during the nine months of 2014 offset by stockholder dividends of $14.7 million and share repurchases of $11.2 million.

The annualized return on equity was 4.1 percent as of September 30, 2014.

P&C Segment

Net losses for the property and casualty insurance segment, including net realized investment gains and losses, totaled $1.9 million ($0.07 per diluted share) for the third quarter and net income of $19.5 million ($0.76 per diluted share) year-to-date, compared to net income of $10.3 million ($0.40 per diluted share) and $44.2 million ($1.73 per diluted share), respectively, in the same periods in 2013.

Net premiums earned increased 9.3 percent to $195.2 million in the third quarter, compared to $178.6 million in the same period in 2013. Year-to-date, net premiums earned increased 9.9 percent to $562.5 million, compared to $511.8 million in 2013.

"Modest rate increases still obtainable."

"Commercial lines renewal pricing increased during the quarter with average percentage increases in the low- to mid-single digits on most small and mid-market accounts,"stated Ramlo, "but larger accounts have become more competitive."

"Our workers' compensation line of business continues to improve and has benefited from past rate increases, the elimination of poor performing accounts, and the initiation of various other measures identified earlier," continued Ramlo.

"Personal auto lines renewal pricing increases during the quarter decelerated to low-single digits," stated Ramlo, "While homeowners pricing experienced average percentage increases in the mid- to high-single digits, especially in areas affected by large convective storms. Competitive market conditions persisted on new business during the quarter."

"Premiums written from new business remained strong and exceeded the prior quarter and the same quarter in 2013," stated Ramlo. "Our success ratio on quoted accounts was down slightly due to increased competition and our willingness to walk away from business inappropriately priced, especially in personal lines."

Catastrophe losses totaled $23.3 million ($0.60 per share after tax) for the third quarter, compared to $8.5 million ($0.21 per share after tax) for the same period in 2013. Year-to-date, catastrophe losses totaled $47.2 million ($1.20 per share after tax), compared to $27.2 million ($0.69 per share after tax) in 2013.

"Late second quarter storms impacted third quarter catastrophe losses."

"Catastrophe losses for the third quarter added 11.9 percentage points to the combined ratio and impacted earnings by $0.60 per diluted share," stated Ramlo. "Although third quarter was a rather benign quarter for catastrophic events, the quarter was affected by carryover losses associated with late second quarter convective storms. The storms were wide-spread throughout the U.S. and involved high winds, very large hail, and to a lesser extent tornadoes. Both commercial and personal property lines were significantly impacted, but commercial roofs were especially difficult and time-consuming to assess. In addition, no one storm produced significant losses; however, in the aggregate, the amount of losses was significant."

"Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio," continued Ramlo. "Year-to-date, catastrophe losses have added 8.4 percentage points to the combined ratio; traditionally, however, the fourth quarter of any given year is generally less impacted by catastrophe losses so our expectation for 2014 is that our catastrophe losses for the year will likely more closely reflect our expectations."

"Large losses significantly impacted third quarter."

"The impact to earnings from large losses, which we define as losses greater than $500,000 net of reinsurance recoveries, was $24.5 million or $0.63 per diluted share," stated Ramlo. "Year-to-date, the impact was $67.1 million or $1.71 per diluted share. It is not unusual in any given quarter to receive a multi-million dollar fire claim; however, during third quarter, we experienced eight such events. A total of 28 large loss claims were processed during third quarter primarily affecting our commercial property business, and to a lesser extent, our commercial auto and general liability lines of business."

"At first glance," continued Ramlo, "The large losses, especially the fire losses, are not showing any patterns due to commonality by branch, state, class of business, or line of business and we did not experience a disproportionate amount of losses from new accounts. Our analysis is ongoing, however."

The property and casualty insurance segment experienced $6.8 million of favorable development in our net reserves for prior accident years during the third quarter, compared to $8.6 million of favorable reserve development in the same period in 2013. Year-to-date, the segment experienced $32.5 million of favorable reserve development, compared to $49.0 million in 2013. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. During the third quarter, the decrease in favorable reserve development is attributable to the timing of paid claims; however, year-to-date the decline in favorable reserve development also reflects adverse development of large claims from prior accident years. At September 30, 2014, our total reserves remained relatively flat and within our actuarial estimates.

The GAAP combined ratio increased 7.1 percentage points to 107.4 percent for the third quarter, compared to 100.3 percent for the same period of 2013. Year-to-date, the GAAP combined ratio increased 6.2 percentage points to 103.0 percent, compared to 96.8 percent for the same period in 2013.

Expense Levels

The expense ratio for the third quarter was 31.1 percentage points, compared to 30.5 percentage points for the third quarter of 2013. Year-to-date, the expense ratio was 31.4 percentage points compared to 31.9 percentage points in 2013.

"In 2014, the expense ratio will continue to be adversely impacted by an increase in premium taxes and assessments due to premium growth in specific lines of business," stated Ramlo. "An additional third quarter factor is the deterioration in the profitability of certain lines of business caused by an increase in claims severity that limits the amount of underwriting expenses eligible for deferral. Therefore, our current expectation is a gradual return to a more favorable expense ratio consistent with our history as we continue to reap the benefit of economies of scale and the ultimate completion of the integration of the Mercer Insurance Group acquisition. In the short-term, our year-to-date 31.4 percentage point underwriting expense ratio remains higher than our long-term expectations."

Life Segment

Net income for the life insurance segment totaled $2.2 million ($0.09 per share) for the third quarter, compared to $1.4 million ($0.05 per share) for the third quarter of 2013. Year-to-date, net income for the life insurance segment totaled $4.9 million, as compared to $5.4 million for the same period in 2013. The increase in net income for the quarter is primarily due to an increase in net premiums earned from higher sales of single premium whole life policies and a decrease in interest on policyholders' accounts. Year-to-date, however, sales of single premium whole life policies have lagged behind annuity sales due to our efforts to maintain price diligence on our single premium whole life product to achieve adequate rate spreads.

Net premiums earned increased 7.4 percent to $16.8 million for the third quarter, compared to $15.7 million for the third quarter of 2013. Year-to-date, net premiums earned decreased 2.1 percent to $44.7 million, compared to $45.6 million in the same period of 2013. Year-to-date, the decrease in net premiums earned was primarily due to prudent rate increases that negatively impacted the sales of single premium whole life policies; however, some improvement was experienced during third quarter 2014.

Net investment income decreased 6.0 percent to $14.6 million for the third quarter, compared to $15.6 million for the third quarter of 2013. Year-to-date, net investment income decreased 4.7 percent to $46.0 million, compared to $48.3 million in the same period of 2013. The decrease is due to a continuation of the low interest rate environment and a lower asset base due to declining annuity deposits.

Losses and loss settlement expenses decreased $1.0 million for the third quarter and increased $2.5 million year-to-date due to corresponding fluctuations in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits deteriorated in the three-month period ended September 30, compared to the same period in 2013 due to an increase in sales of life insurance products partially offset by net withdrawals of deferred annuities.

Deferred annuity deposits decreased 28.5 percent and increased 62.2 percent for the three- and nine-month periods ended September 30, 2014, respectively, compared with the same periods of 2013. Guaranteed interest rates of our products increased in the second half of 2013 and in the first three months of 2014, resulting in more favorable retention of maturing deferred annuity deposits as opposed to lapse of policies due to maturity, as well as increased deposits due to additional annuity sales for the nine-month period ended September 30, 2014. Since the beginning of the second quarter, guaranteed interest rates of our products have periodically declined resulting in a decrease in deferred annuity deposits for the third quarter as compared with the same period of 2013.

Net cash outflow related to our annuity business was $23.8 million for the third quarter and $50.6 million year-to-date compared to a net cash outflow of $17.1 million and $63.2 million in the same periods in 2013. We attribute this to the interest rate activity previously described.

Capital Management

During the third quarter, we declared and paid a $0.20 per share cash dividend to stockholders of record on September 2, 2014. Year-to-date, we have paid dividends amounting to $0.58 per share. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,668,598 shares of common stock under our share repurchase program, which expires in August 2016. During the third quarter, 200,003 shares were repurchased under the program at a total cost of $5.7 million and an average share price of $28.41.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Standard Time on November 4, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2014 third quarter results and its expectations for 2014.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through November 19, 2014. The replay access information is toll-free 1-877-660-6853; conference ID no. 13591680.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until November 19, 2014.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated an "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” "remain optimistic," “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 5, 2014. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2014	2013	Change %	2014	2013	Change %
Revenue Highlights
Net premiums earned	$212,021	$194,219	9.2%	$607,189	$557,403	8.9%
Net investment income	22,837	27,278	(16.3)%	77,202	82,761	(6.7)%
Total revenues	235,865	223,024	5.8%	691,442	648,048	6.7%
Income Statement Data
Operating income (loss)	(256)	10,951	(102.3)%	20,574	44,901	(54.2)%
After-tax net realized investment gains	581	774	(24.9)%	3,767	4,713	(20.1)%
Net income	$325	$11,725	(97.2)%	$24,341	$49,614	(50.9)%
Diluted Earnings Per Share Data
Operating income (loss)	$(0.01)	$0.42	(102.4)%	$0.81	$1.76	(54.0)%
After-tax net realized investment gains	0.02	0.03	(33.3)%	0.14	0.18	(22.2)%
Net income	$0.01	$0.45	(97.8)%	$0.95	$1.94	(51.0)%
Catastrophe Data
Pre-tax catastrophe losses	$23,282	$8,454	175.4%	$47,160	$27,186	73.5%
Effect on after-tax earnings per share	0.60	0.21	185.7%	1.20	0.69	73.9%
Effect on combined ratio	11.9%	4.7%	153.2%	8.4%	5.3%	58.1%

Favorable reserve development experienced on prior accident years	$6,755	$8,558	(21.1)%	$32,520	$49,028	(33.7)%

Combined ratio	107.4%	100.3%	7.1%	103.0%	96.8%	6.2%
Return on equity				4.1%	9.0%	(54.6)%
Cash dividends declared per share	$0.20	$0.18	11.1%	$0.58	$0.51	13.7%
Diluted weighted average shares outstanding	25,404,349	25,571,621	(0.7)%	25,536,569	25,514,211	0.1%

Consolidated Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$207,372	$193,976	$656,612	$599,413
Net premiums earned	$212,021	$194,219	$607,189	$557,403
Investment income, net of investment expenses	22,837	27,278	77,202	82,761
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	(139)	—	(139)
All other net realized gains	894	1,329	5,796	7,389
Net realized investment gains	894	1,190	5,796	7,250
Other income	113	337	1,255	634
Total Revenues	$235,865	$223,024	$691,442	$648,048

Benefits, Losses and Expenses
Losses and loss settlement expenses	$154,346	$131,168	$422,299	$349,073
Increase in liability for future policy benefits	10,552	8,415	26,450	26,520
Amortization of deferred policy acquisition costs	44,644	38,767	124,374	113,556
Other underwriting expenses	21,665	21,654	68,869	67,310
Interest on policyholders’ accounts	7,503	8,625	23,342	27,026
Total Benefits, Losses and Expenses	$238,710	$208,629	$665,334	$583,485

Income (loss) before income taxes	(2,845)	14,395	26,108	64,563
Federal income tax expense (benefit)	(3,170)	2,670	1,767	14,949
Net income	$325	$11,725	$24,341	$49,614
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	September 30, 2014	December 31, 2013
(In Thousands)
Total invested assets:
Property and casualty segment	$1,515,753	$1,446,287
Life insurance segment	1,623,195	1,603,850
Total cash and investments	3,210,880	3,142,330
Total assets	3,825,328	3,720,672
Future policy benefits and losses, claims and loss settlement expenses	$2,464,341	$2,432,783
Total liabilities	3,016,894	2,937,839
Net unrealized investment gains, after-tax	$139,152	$116,601
Total stockholders’ equity	808,434	782,833

Property and casualty insurance statutory capital and surplus (1) (2)	$664,749	$665,772
Life insurance statutory capital and surplus(2)	164,495	157,974
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$190,551	$178,313	$611,941	$553,795
Net premiums earned	$195,195	$178,553	$562,521	$511,781
Investment income, net of investment expenses	8,190	11,691	31,191	34,464
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	(139)	—	(139)
All other net realized gains (losses)	(22)	955	3,682	5,544
Net realized investment gains (losses)	(22)	816	3,682	5,405
Other income (loss)	(102)	145	693	229
Total Revenues	$203,261	$191,205	$598,087	$551,879

Benefits, Losses and Expenses
Losses and loss settlement expenses	$148,815	$124,643	$402,964	$332,264
Amortization of deferred policy acquisition costs	42,902	37,243	119,280	108,591
Other underwriting expenses	17,843	17,219	57,207	54,854
Total Benefits, Losses and Expenses	$209,560	$179,105	$579,451	$495,709

Income (loss) before income taxes	$(6,299)	$12,100	$18,636	$56,170
Federal income tax expense (benefit)	(4,419)	1,818	(835)	11,963
Net income (loss)	$(1,880)	$10,282	$19,471	$44,207

GAAP combined ratio:
Net loss ratio - excluding catastrophes	64.4%	65.1%	63.2%	59.6%
Catastrophes - effect on net loss ratio	11.9	4.7	8.4	5.3
Net loss ratio	76.3%	69.8%	71.6%	64.9%
Expense ratio	31.1	30.5	31.4	31.9
Combined ratio	107.4%	100.3%	103.0%	96.8%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	64.0%	65.4%	63.5%	59.9%
Catastrophes - effect on net loss ratio	11.9	4.7	8.4	5.3
Net loss ratio	75.9%	70.1%	71.9%	65.2%
Expense ratio	32.1	32.4	31.2	31.4
Combined ratio	108.0%	102.5%	103.1%	96.6%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2014	2013	2014	2013
Revenues
Net premiums written (1)	$16,821	$15,663	$44,671	$45,618
Net premiums earned	$16,826	$15,666	$44,668	$45,622
Investment income, net of investment expenses	14,647	15,587	46,011	48,297
Net realized investment gains	916	374	2,114	1,845
Other income	215	192	562	405
Total Revenues	$32,604	$31,819	$93,355	$96,169

Benefits, Losses and Expenses
Losses and loss settlement expenses	$5,531	$6,525	$19,335	$16,809
Increase in liability for future policy benefits	10,552	8,415	26,450	26,520
Amortization of deferred policy acquisition costs	1,742	1,524	5,094	4,965
Other underwriting expenses	3,822	4,435	11,662	12,456
Interest on policyholders’ accounts	7,503	8,625	23,342	27,026
Total Benefits, Losses and Expenses	$29,150	$29,524	$85,883	$87,776

Income before income taxes	$3,454	$2,295	$7,472	$8,393
Federal income tax expense	1,249	852	2,602	2,986
Net income	$2,205	$1,443	$4,870	$5,407
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$56,942	$51,563	$185,206	$162,704
Fire and allied lines (2)	45,732	41,573	145,789	129,733
Automobile	40,925	37,714	130,866	115,968
Workers’ compensation	20,658	19,797	71,802	67,234
Fidelity and surety	5,566	5,079	16,222	15,035
Miscellaneous	587	560	2,130	1,879
Total commercial lines	$170,410	$156,286	$552,015	$492,553

Personal lines:
Fire and allied lines (3)	$11,951	$12,485	$33,239	$33,414
Automobile	6,191	6,075	18,074	17,286
Miscellaneous	261	259	768	754
Total personal lines	$18,403	$18,819	$52,081	$51,454
Reinsurance assumed	1,738	3,208	7,845	9,788
Total	$190,551	$178,313	$611,941	$553,795
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$58,807	$32,842	55.8%	$52,251	$28,406	54.4%
Fire and allied lines	46,448	49,120	105.8	41,717	27,260	65.3
Automobile	42,181	36,938	87.6	37,646	36,140	96.0
Workers' compensation	22,955	12,239	53.3	21,519	20,524	95.4
Fidelity and surety	5,095	150	2.9	4,877	(163)	(3.3)
Miscellaneous	692	(28)	(4.0)	628	(104)	(16.6)
Total commercial lines	$176,178	$131,261	74.5%	$158,638	$112,063	70.6%

Personal lines
Fire and allied lines	$11,151	$12,163	109.1%	$10,786	$8,307	77.0%
Automobile	5,877	5,622	95.7	5,624	3,615	64.3
Miscellaneous	251	1,622	NM	240	1,068	NM
Total personal lines	$17,279	$19,407	112.3%	$16,650	$12,990	78.0%
Reinsurance assumed	$1,738	$(1,853)	(106.6)%	$3,265	$(410)	(12.6)%
Total	$195,195	$148,815	76.3%	$178,553	$124,643	69.8%

NM= Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2014			2013
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$167,851	$87,704	52.3%	$146,755	$77,721	53.0%
Fire and allied lines	133,802	126,618	94.6	122,107	71,954	58.9
Automobile	121,022	88,539	73.2	108,629	91,090	83.9
Workers' compensation	64,981	46,577	71.7	60,786	51,364	84.5
Fidelity and surety	13,654	1,145	8.4	13,684	(843)	(6.2)
Miscellaneous	2,039	(18)	(0.9)	1,190	555	46.6
Total commercial lines	$503,349	$350,565	69.6%	$453,151	$291,841	64.4%

Personal lines
Fire and allied lines	$33,253	$32,548	97.9%	$31,911	$25,273	79.2%
Automobile	17,349	16,588	95.6	16,485	11,177	67.8
Miscellaneous	742	1,710	NM	528	1,969	NM
Total personal lines	$51,344	$50,846	99.0%	$48,924	$38,419	78.5%
Reinsurance assumed	$7,828	$1,553	19.8%	$9,706	$2,004	20.6%
Total	$562,521	$402,964	71.6%	$511,781	$332,264	64.9%
NM= Not meaningful